Exhibit 99.1

StoneMor Partners L.P. Announces Second Quarter 2009 Results

Levittown, PA, August 10, 2009 – StoneMor Partners L.P. (NASDAQ: STON) is pleased to announce an increase in adjusted operating profit for the three months ended June 30, 2009, as compared to the same period last year. We continue to perform well during this period of economic uncertainty.

A summary of significant operating metrics is presented in the table below:

	Three months ended June 30,
	2008	2009
	(In thousands)

Adjusted operating profit (a)	$11,211	$11,590
Total revenues	47,936	47,802
Operating cash flow	9,897	4,894
Distributable free cash flow (a)	9,711	7,318
Operating profit	5,790	4,744
Net income (loss)	$2,232	$1,639

(a)	This is a non-GAAP financial measure as defined by the Securities and Exchange Commission. Please see the reconciliation to GAAP measures within this press release.

Adjusted Operating Profits

Adjusted operating profit increased by 3.5%, or $0.4 million, to $11.6 million during the three months ended June 30, 2009 as compared to $11.2 million during the same period last year. In our opinion, adjusted operating profit is one of the most meaningful measures of economic value added during any given period.

Adjusted operating profit is equal to operating profit before the change in deferred revenues and deferred selling and obtaining costs (excluding adjustments to deferred revenues related to the mark to market adjustment of merchandise trust assets) less acquisition related expenses.

Adjusted operating profit provides for a production-based view of our business insomuch that the revenues relate to the value of contracts entered into and current revenue streams on our trust funds. It is the measure most widely used by our senior management in evaluating our business. Operating profit (the GAAP financial measure shown in our financial statements) provides for a delivery-based view of our business insomuch that revenues are recognized as we deliver products and services to our customers.

We do not include acquisition related expenses in our measurement of adjusted operating profits as these expenses are not incurred managing cemeteries and funeral homes and any value garnered from these activities will not be recognized until future periods.

The table below reconciles operating profit (the GAAP financial measure the company believes is most directly comparable to adjusted operating profit) to adjusted operating profit.

	Three months ended June 30,
	2008	2009
	(In thousands)

Operating profit	$5,790	$4,744

Acquisition related costs	—	(542)

Increase (decrease) in applicable deferred revenues (net of cost of goods sold)	6,976	9,471

(Increase) decrease in deferred selling and obtaining costs	(1,555)	(2,083)

Adjusted operating profit	$11,211	$11,590

The $0.4 million increase in adjusted operating profit was primarily caused by a $1.6 million increase in the value of pre-need and at-need contracts written and other cemetery revenues net of the associated cost of goods sold and selling expenses offset by a $1.2 million decline in investment income from our merchandise and perpetual care trust.

Adjusted Operating Profit is a non-GAAP financial measure, as defined by the Securities and Exchange Commission. Please see the discussion of non-GAAP financial measures within this press release.

Revenues

Revenues declined by slightly more than $0.1 million, or just 0.2%, to $47.8 million for the three months ended June 30, 2009, as compared to $47.9 million during the same period last year.

As we have mentioned in previous press releases, GAAP accounting requires that we defer the value of contracts written and investment income earned from trusts until such time as the underlying merchandise is delivered or service is performed. Accordingly, periodic changes in GAAP revenue are not necessarily indicative of changes in either the volume or pricing on contracts originated during the period, but rather changes in the timing of when merchandise is delivered or services are performed.

Our management team evaluates the production side of our business based upon the value of contracts written and the changes in this metric. The value of contracts written provides us with a view of the volume and pricing of business generated within a given period. We believe that it is critical that our unit-holders are provided with this information.

The following table reconciles the sum of the value of cemetery contracts written plus interest income earned from pre-need installment contracts plus investment income earned from trusts plus funeral home revenues to revenues reported for GAAP purposes for the three months ended June 30, 2008 and 2009:

	Three months ended June 30,		Increase (Decrease) ($)	Increase (Decrease) (%)
	2008	2009
	(In thousands)

Total cemetery revenues	$42,289	$42,039	$(250)	-0.6%
Total funeral home revenues	5,647	5,763	116	2.1%

Total revenues	47,936	47,802	(134)	-0.3%

Add:

Increase in deferred sales revenue	6,388	9,023	2,635	41.2%
Increase (decrease) in deferred investment income	1,949	525	(1,424)	-73.1%

Total increase in deferred cemetery revenues	8,337	9,547	1,211	14.5%

Total value of funeral home revenues, cemetery contracts written, interest income and investment income earned	56,273	57,350	1,077	1.9%

Components:

Pre-need value of cemetery contracts written	24,401	27,311	2,910	11.9%
At-need value of cemetery contracts written and other revenues	17,593	16,936	(657)	-3.7%
Funeral home revenues	5,647	5,763	116	2.1%
Interest income earned	1,595	1,528	(67)	-4.2%
Investment income earned on trust assets	7,038	5,814	(1,223)	-17.4%

Total	$56,273	$57,352	$1,079	1.9%

The value of pre-need contracts written increased by $2.9 million, or 11.9%, during the three months ended June 30, 2009 as compared to the same period last year. We are very pleased with this development. We have continued to grow our book of pre-need business during these difficult economic times. We believe that this is reflective of our operating strategy.

The value of at-need contracts written and other cemetery revenues decreased by $0.7 million, or 3.7%, during the three months ended June 30, 2009 as compared to the same period last year. This decline was caused by a drop in the number of interments performed as opposed to any degradation in revenues per interment. We believe the decline in interments performed is due to an overall decline in the death rates in the areas in which we operate as opposed to any broad-based movement towards either cremations or other types of memorialization.

Funeral home revenues increased by $0.1 million, or 2.1%, to $5.7 million during the three months ended June 30, 2009 as compared to $5.6 million during the same period last year. We were able to offset the previously discussed decline in interments with an expanded product offering and a slight price increase in our funeral home services.

Investment income from trusts declined by $1.2 million, or 17.4%, to $5.8 million during the three months ended June 30, 2009 as compared to the same period last year. This decline was primarily caused by $1.0 million in realized gains in the second quarter of 2008 and a decline on the overall yield on invested assets.

The substantial buildup of deferred cemetery revenues that occurred during the three months ended June 30, 2009 ($9.5 million) will eventually be reflected in our income statement as we meet the criteria for revenue recognition in the future.

Operating Cash Flow

We believe that it is critical that our investors understand the relationship between adjusted operating profit and operating cash flows and that they understand that the downturn in operating cash flows during the three months ended June 30, 2009 as compared to the same period last year was primarily caused by short-term timing issues and does not represent any impairment in our profitability.

Operating cash flows declined by $5.0 million, or 50.5%, to $4.9 million during the three months ended June 30, 2009 as compared to $9.9 million during the same period last year.

Over a long-term basis, we would expect to see a correlation between adjusted operating profits and operating cash flows. Any short-term fluctuations should be caused by either:

•	changes in our overall operating float position (i.e. changes in receivables and payables) and;

•	changes in net cash inflows or outflows into our merchandise trust

The table below compares the change in adjusted operating profit to operating cash flows for the three months ended June 30, 2008, and 2009:

	Three months ended June 30,
	2008	2009
	(In thousands)

Adjusted operating profit	$11,211	$11,590

Operating cash flows	9,897	4,894

Excess of adjusted operating profits over operating cash flows	$1,314	$6,696

Increase in excess of adjusted operating profit over operating cash flows		$5,382

As can be seen, there was a $6.6 million difference in adjusted operating profits and operating cash flows during the three months ended June 30, 2009. The variance in 2008 ($1.3 million) was much smaller.

The overriding reasons for the increase in the lag were in 2009 as follows:

•

There was a net cash outflow of funds from the merchandise trust of $2.6 million during the three months ended June 30, 2008. There was a net cash inflow of funds into the merchandise trust of $0.7 million during the three months ended June 30, 2009. This caused $3.3 million of the $5.4 million change in the increase in the excess of adjusted operating profits over operating cash flows. This is a cash flow timing issue and is not related to any operational matters.

•

There was a $5.3 million increase in accounts receivable during the three months ended June 30, 2009 as compared to a $3.0 million increase during the same period last year. This caused $2.3 million of the $5.4 million change in the increase in the excess of adjusted operating profits over operating cash flows.

We evaluate our accounts receivable position on an ongoing basis. We have determined that the increase in accounts receivable at June 30, 2009 as compared to March 31, 2009 was primarily caused by increases in the value and the term of contracts written with no impairment in the credit quality of our accounts receivable portfolio. Accordingly, the lag in operating cash flows to adjusted operating income due to the increase in accounts receivable is due to timing as opposed to any operational issues.

Distributable Free Cash Flow

We define Distributable Free Cash Flow as net cash provided by operating activities before changes in appropriate reserves, if any, less maintenance capital expenditures and other expenditures not related to normal operating activities, plus working capital borrowings to fund pre-need growth during the period presented. Distributable free cash flows decreased by 24.6% during the three months ended June 30, 2009 as compared to the same period last year.

The decline in distributable free cash flows is primarily related to the timing issues discussed in the operating cash flow section of this press release and does not represent any impairment in our profitability.

A reconciliation between net cash provided by operating activities (the GAAP financial measure the company believes is most directly comparable to distributable free cash flow) and distributable free cash flow for the three months ended June 30, 2008 and 2009 is presented below:

	Three months ended June 30,
	2008	2009
	(In thousands)

Net cash provided by (used in) operating activities	$9,897	$4,894
Maintenance capital expenditures	(1,515)	(1,864)
Working capital borrowings to fund pre-need growth	1,500	4,000
Annual expenses paid, less quarterly reserves	(171)	288

Distributable free cash flow (a)	$9,711	$7,318

Distributions paid during the period	$6,207	$6,813

(a)	This is a non-GAAP financial measure as defined by the Securities and Exchange Commission. Please see the reconciliation to GAAP measures within this press release.

Annual expenses paid, less quarterly reserves as shown in the chart above reflects an attempt to normalize certain items where more than one quarter’s expense was included in the current quarter. We usually pay bonuses and taxes once a year and we have attempted to show the effect of these items on the quarterly cash flows. No bonuses were paid in the three months ended June 30, 2009.

Distributable Free Cash Flow is a non-GAAP financial measure, as defined by the Securities and Exchange Commission. Please see the discussion of non-GAAP financial measures within this press release.

Operating Profit

Operating profit decreased by $1.1 million, or 19.0%, to $4.7 million during the three months ended June 30, 2009 as compared to $5.8 million during the same period last year. The decrease was primarily caused by a $1.0 million increase in operating expenses and a $0.1 decrease in revenues.

The $1.0 million increase in operating expenses was primarily caused by:

•	$0.5 million in acquisition related expenses. Due to an accounting change, these expenses are now currently recognized in earnings as opposed to capitalized and amortized.

•	A $0.6 million increase in cost of goods sold. This increase was primarily caused by the increase in the value of contracts written.

•	A $0.7 million increase in depreciation and amortization.

This combined $1.8 million increase was offset by a $0.8 million decrease in other expenses which was primarily due to our 2009 Expense Reduction Initiative which was in effect for the entire second quarter.

The difference in operating profit and adjusted operating profit is caused by periodic changes in deferred revenues net of their associated deferred expenses. A substantial portion of our first quarter 2009 increases in the value of contracts written are still deferred and not as of yet recognized in operating profit. In time, these deferred revenues will be recognized in operating profit as we meet the revenue recognition criteria, which is generally the delivery of merchandise or performance of services.

Net Income

Net income declined by $0.6 million, or 27.3%, to $1.6 million for the three months ended June 30, 2009 as compared to $2.2 million during the same period last year. The decline was primarily caused by the $1.1 million decline in operating profit offset by a $0.4 decrease in tax expense.

Current Market Conditions and Economic Developments

We continue to perform well during this period of economic uncertainty. This is reflected by the increases of both our adjusted operating profits and the value of contracts written during the three months ended June 30, 2009 as compared to the same period last year.

This trend improvement combined with certain cost control techniques we have put in place leaves us cautiously optimistic about the remainder of 2009.

Our overall business model is strong and is expected to remain strong. This business model is constructed so that revenues are generated from pre-need sales of cemetery merchandise and services as well as at-need sales of cemetery merchandise and services and funeral home merchandise and services. This diverse revenue stream should prove to be more inelastic over economic cycles than a more concentrated revenue stream.

We have a substantial portfolio of invested assets in both our Merchandise Trust and the Perpetual Care Trust. We saw an increase in the relative value of our merchandise trust assets during the second quarter of 2009. The ratio of the fair value of these assets to their cost basis was 76.6% at June 30, 2009. This was a substantial improvement over the 68.1% ratio as of March 31, 2009.

Both trusts have a mix of cash and cash equivalents, fixed maturity debt securities and equity securities. Based on the nature of our business, we primarily invest these funds for income generation rather than for capital appreciation. As such, we are able to hold securities for long periods of time and our cash flow is generally not impacted by market fluctuations. Generally, all of the securities in our trust funds have paid their current distributions and have indicated their intention to continue to do so.

We have completed substantial evaluations of our invested assets and have determined that those assets that are other-than-temporarily impaired, and recorded as a reduction in deferred revenues on the balance sheet, do not represent a significant portion of our asset base.

Maturation of Debt

On April 30, 2009, we closed our refinancing, the principal of which was used to repay our Series A Notes, which were due to mature on September 20, 2009. These Series A Notes were paid in full on April 30, 2009 with the proceeds from the refinancing and the use of existing credit lines. For additional information related to this refinancing, see our reports that we file with the Securities and Exchange Commission.

Backlog

Backlog is a measurement of the future operating profit benefit that will be derived from customer contracts that have been executed for which we have not as of yet met the GAAP-based revenue recognition criteria and is equal to:

•	deferred revenue net of deferred revenue on unrealized investment gains or losses;

•	less deferred selling and obtaining costs.

We believe there are no material costs or significant uncertainties remaining to be determined or accrued for us to be able to realize the cash benefit of this future operating profit.

At June 30, 2009 our backlog was $232.2 million. This is an increase of $14.4 million from $217.8 million at December 31, 2008. This build up in backlog will be reflected in GAAP revenue as we deliver the underlying merchandise and perform the underlying services.

Investors’ Conference Call

An investors’ conference call to review the 2nd quarter 2009 results (which will be released before this call) will be held on Monday, August 10, 2009, at 11:00 a.m. Eastern Time. The conference call can be accessed by calling (800) 768-9481. An audio replay of the conference call will be available by calling (800) 633-8284 through 1:00 p.m. Eastern Time on August 24, 2009. The reservation number for the audio replay is as follows: 21432405. The audio replay of the conference call will also be archived on StoneMor’s website at http://www.stonemor.com.

About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Levittown, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 234 cemeteries and 58 funeral homes in 27 states and Puerto Rico. StoneMor is the only publicly traded deathcare company structured as a partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise.

For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the Investor Relations section, at http://www.stonemor.com.

Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of the company’s operating activities, the plans and objectives of the company’s management, assumptions regarding the company’s future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere, are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934. The words “believe,” “may,” “will,” “estimate,” “continues,” “anticipate,” “intend,” “project,” “expect,” “predict,” and similar expressions identify these forward-looking statements. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including, but not limited to, the following: uncertainties associated with future revenue and revenue growth; the impact of the company’s significant leverage on its operating plans; the ability of the company to service its debt; the decline in the fair value of certain equity and debt securities held in the company’s trusts; the company’s ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of cemetery services and products; the effect of the current economic downturn; variances in death rates; variances in the use of cremation; changes in political or regulatory environments, including potential changes in tax accounting and trusting policies; the company’s ability to successfully implement a strategic plan relating to producing operating improvement, strong cash flows and further deleveraging; uncertainties associated with the integration or the anticipated benefits of the company recent acquisitions; the company’s ability to complete and fund additional acquisitions and various other uncertainties associated with the deathcare industry and the company’s operations in particular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC. We assume no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures

Adjusted Operating Profit

We present Adjusted Operating Profit because management believes it provides for a useful measure of economic value added by presenting an effective matching of the value of current and future revenue sources generated within a given period to the cost of producing such revenue and managing our day to day operations within that same period. It is a significant measure that we believe is an indicator of eventual profit generated within a given period of time.

Adjusted Operating Profit is a non-GAAP financial measure that may not be consistent with other similar non-GAAP financial measures presented by other publicly traded companies.

Distributable Free Cash Flow

We present Distributable Free Cash Flow because management believes this information is a useful adjunct to Net Cash Provided by (Used in) Operating Activities under GAAP. Distributable Free Cash Flow is a significant liquidity metric that we believe is an indicator of our ability to generate cash flow during any quarter at a level sufficient to pay the minimum quarterly cash distribution to the holders of our common units and subordinated units and for other purposes, such as repaying debt and expanding through strategic investments.

Distributable Free Cash Flow is similar to quantitative standards of free cash flow used throughout the deathcare industry and to quantitative standards of distributable cash flow used throughout the investment community with respect to publicly traded partnerships, but is not intended to be a prediction of the future. However, our calculation of distributable free cash flow may not be consistent with calculations of free cash flow, distributable cash flow or other similarly titled measures of other companies. Distributable Free Cash Flow is not a measure of financial performance and should not be considered as an alternative to cash flows from operating, investing, or financing activities.

StoneMor Partners L.P.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2008	June 30, 2009
Assets
Current assets:
Cash and cash equivalents	$7,068	$11,275
Accounts receivable, net of allowance	33,090	37,828
Prepaid expenses	3,422	3,853
Other current assets	14,477	13,073

Total current assets	58,057	66,029

Long-term accounts receivable - net of allowance	42,309	47,874
Cemetery property	228,499	232,901
Property and equipment, net of accumulated depreciation	49,615	48,518
Merchandise trusts, restricted, at fair value	161,605	175,502
Perpetual care trusts, restricted, at fair value	152,797	168,500
Deferred financing costs - net of accumulated amortization	2,425	6,850
Deferred selling and obtaining costs	41,795	46,540
Deferred tax assets	138	345
Other assets	1,000	1,266

Total assets	$738,240	$794,325

Liabilities and partners’ capital
Current liabilities
Accounts payable and accrued liabilities	$25,702	$26,061
Accrued interest	659	1,442
Current portion, long-term debt	80,478	2,392

Total current liabilities	106,839	29,895

Other long-term liabilities	1,837	3,612
Long-term debt	80,456	179,156
Deferred cemetery revenues, net	193,017	222,537
Deferred tax liabilities	7,928	7,928
Merchandise liability	75,977	76,160
Perpetual care trust corpus	152,797	168,500

Total liabilities	618,851	687,788

Partners’ capital
General partner	2,271	1,859
Limited partners:
Common	111,052	100,829
Subordinated	6,066	3,849

Total partners’ capital	119,389	106,537

Total liabilities and partners’ capital	$738,240	$794,325

See accompanying notes to the Condensed Consolidated Financial Statements in Form 10-Q Report for the quarter ended June 30, 2009.

StoneMor Partners L.P.

Condensed Consolidated Statement of Operations

(in thousands, except unit data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2009	2008	2009
Revenues:
Cemetery
Merchandise	$24,152	$23,456	$45,105	$42,732
Services	9,755	9,534	18,989	18,772
Investment and other	8,382	9,049	15,447	16,865
Funeral home
Merchandise	2,198	2,320	4,587	4,929
Services	3,449	3,443	7,221	7,102

Total revenues	47,936	47,802	91,349	90,400

Costs and Expenses:
Cost of goods sold (exclusive of depreciation shown separately below):
Perpetual care	1,051	1,423	2,152	2,428
Merchandise	4,513	4,736	9,137	8,531
Cemetery expense	10,966	10,412	20,453	19,851
Selling expense	8,921	8,618	17,126	16,444
General and administrative expense	5,300	5,411	10,529	10,890
Corporate overhead (including $642 and $383 in unit-based compensation for the three months ended June 30, 2008 and 2009 and $1,258 and $757 for the six months ended June 30, 2008 and June 30, 2009)	5,568	5,497	11,017	10,863
Depreciation and amortization	1,042	1,708	2,007	3,018
Funeral home expense
Merchandise	881	944	1,863	1,911
Services	2,294	2,296	4,515	4,702
Other	1,610	1,471	3,027	2,899
Acquisition related costs	—	542	—	2,128

Total cost and expenses	42,146	43,058	81,826	83,665

Operating profit	5,790	4,744	9,523	6,735

Other income and expense
Gain on sale of funeral homes	—	—	—	475

Interest expense	3,215	3,202	6,319	6,371

Income before income taxes	2,575	1,542	3,204	839

Income taxes:
State	245	39	411	201
Federal	98	(136)	103	(136)

Total income taxes	343	(97)	514	65

Net income	$2,232	$1,639	$2,690	$774

General partner’s interest in net income for the period	$45	$33	$54	$15

Limited partners’ interest in net income for the period
Common	$1,597	$1,320	$1,925	$623
Subordinated	$590	$286	$711	$136

Net income per limited partner unit (basic and diluted)	$.18	$.14	$.22	$.06

Weighted average number of limited partners’ units outstanding (basic and diluted)	11,801	11,891	11,793	11,891

See accompanying notes to the Condensed Consolidated Financial Statements in Form 10-Q Report for the quarter ended June 30, 2009.

StoneMor Partners L.P.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2009	2008	2009
OPERATING ACTIVITIES:
Net income (loss)	$2,232	$1,639	$2,690	$774
Adjustments to reconcile net income to net cash provided by operating activity:
Cost of lots sold	1,425	1,432	3,385	2,616
Depreciation and amortization	1,042	1,567	2,007	2,877
Stock-based compensation	642	383	1,258	757
Non-cash acquisition costs	—	—	—	1,365
Non-cash financing fees	—	141	—	141
Gain on sale of funeral home	—	—	—	(475)
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	(3,622)	(5,691)	(8,821)	(11,361)
Allowance for doubtful accounts	650	412	1,829	1,649
Merchandise trust fund	2,597	(657)	(868)	(2,119)
Prepaid expenses	(780)	(1,442)	529	(431)
Other current assets	29	(193)	377	320
Other assets	(171)	(338)	(567)	(273)
Accounts payable and accrued and other liabilities	1,344	3,452	(2,174)	460
Deferred selling and obtaining costs	(1,658)	(2,185)	(3,286)	(4,745)
Deferred cemetery revenue	7,067	8,679	13,668	17,626
Deferred taxes, net		(207)	—	(207)
Merchandise liability	(900)	(2,098)	(997)	(870)

Net cash provided by operating activities	9,897	4,894	9,030	8,104

INVESTING ACTIVITIES:
Cost associated with potential acquisitions	(790)	—	(1,285)	—
Additions to cemetery property	(942)	(1,209)	(1,472)	(2,240)
Purchase of subsidiaries, net of common units issued	—	(2,727)	(1,238)	(2,727)
Divestiture of funeral home	—	—	—	475
Addtitions to property and equipment	(1,293)	(685)	(2,930)	(1,061)

Net cash used in investing activities	(3,025)	(4,621)	(6,925)	(5,553)

FINANCING ACTIVITIES:
Cash distribution	(6,209)	(6,813)	(12,415)	(13,626)
Additional borrowings on long-term debt	9,112	92,852	14,762	101,667
Repayments of long-term debt	(7,346)	(80,497)	(7,528)	(81,053)
Sale of partner units	—	—	68	—
Cost of financing activities	—	(4,947)	—	(5,332)

Net cash used in financing activities	(4,443)	595	(5,113)	1,656

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,429	868	(3,008)	4,207
CASH AND CASH EQUIVALENTS - Beginning of period	8,363	10,407	13,800	7,068

CASH AND CASH EQUIVALENTS - End of period	$10,792	$11,275	$10,792	$11,275

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$3,106	$2,410	$5,787	$5,587

Cash paid during the period for income taxes	$1,927	$1,240	$3,081	$1,520

NON-CASH INVESTING AND FINANCING ACTIVITIES
Issuance of limited partner units to fund cemetery acquisitions	$—	$—	$500	$—

See accompanying notes to the Condensed Consolidated Financial Statements in Form 10-Q Report for the quarter ended June 30, 2009.